Exhibit 10.18

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

March 8, 2022

Sonja Nelson

RE: Retention Agreement

Dear Sonja:

As an incentive for you to remain with Ambrx Biopharma Inc. (the “Company”), the Company is offering you the opportunity to earn the Retention Bonus (as defined below) under the terms and conditions of this Retention Agreement (“Retention Agreement”). If accepted by your signature below, you and the Company agree to the following terms:

I. Retention Bonus

(a) Eligibility for Retention Bonus

In recognition of your performance, and as an incentive to remain with the Company, you will be eligible to earn (i) a special cash retention bonus in the aggregate amount of $595,000, payable in two equal installments, subject to your continuous employment through each payment date, except as otherwise stated below, less applicable payroll withholdings and deductions, pursuant to the terms and conditions set forth in this Retention Agreement (the “Retention Bonus”).

Subject to the terms of this Retention Agreement, you will be eligible to receive (i) one-half of the Retention Bonus contingent upon remaining continuously employed by the Company on a full-time basis in good performance standing through and including June 30, 2022, and (ii) the remaining one-half of the Retention Bonus contingent upon remaining continuously employed by the Company on a full-time basis in good standing through and including December 31, 2022. Notwithstanding the foregoing, in the event that [***] (as defined in the Company’s 2021 Equity Incentive Plan) occurs prior to either June 30, 2022 or December 31, 2022, the payment of the Retention Bonus will accelerate such that (A) the full amount of Retention Bonus will be paid in full upon [***] occurs prior to the June 30, 2022; and (B) the remaining, unpaid portion of the Retention Bonus will be paid in full upon [***] on or after the June 30, 2022 but prior to December 31, 2022.

(b) Impact of a Qualifying Termination

Notwithstanding the foregoing Section I(a), if, (i) on or prior to June 30, 2022, you incur a Qualifying Termination then, subject to your execution and non-revocation of an effective Release as described below, you will be paid the full amount of the Retention Bonus; or (ii) after June 30, 2022 but on or prior to December 31, 2022, you incur a Qualifying Termination, then subject to your execution and non-revocation of an effective Release, as described below, you will be paid the remaining, unpaid portion of the Retention Bonus and retain any such amount of the Retention Bonus already paid.

In order to earn the payment described in this Section I(b) in connection with a Qualifying Termination, you must execute and return a general waiver and release in a form provided by the Company (the “Release”) within the applicable deadline set forth therein and not revoke the Release within the revocation period (if any) set forth therein; provided, however, that in no event may the applicable time period or revocation period extend beyond 60 days following your Qualifying Termination date.

If earned, the Retention Bonus payment described in this Section I(b) will be paid to you in a lump sum cash amount, less applicable payroll withholdings and deductions, on the first administratively practicable Company payroll date following the date the Release is effective and can no longer be revoked.

For the avoidance of doubt, the following, without limitation, will not constitute a Qualifying Termination: (i) you provide notice of your employment resignation or actually terminate your employment relationship by resignation for any reason, including retirement (but excluding your resignation for Good Reason), (ii) the Company terminates your employment for Cause, (iii) your employment is terminated due to your death or disability, or (iv) you are no longer in good performance standing.

Once you have incurred a Qualifying Termination, you shall no longer be eligible for or entitled to any payments under this Retention Agreement, except for the payment described in this Section I(b).

II. Definitions

“Cause” shall have the meaning ascribed to such term in any written agreement between you and the Company defining such term, and, in the absence of such agreement, such term means the occurrence of any of the following events: (i) any act of personal dishonesty taken by you in connection with the your responsibilities to the Company or any successor or parent or subsidiary thereof which is materially injurious to the Company or any successor or parent or subsidiary thereof; (ii) your conviction of a felony; (iii) a willful act by you which constitutes gross misconduct and is materially injurious to the Company or any successor or parent or subsidiary thereof; (iv) your willful and material breach of a material obligation or material duty under the Company’s Confidentiality and Proprietary Rights Agreement or the Company’s written employment or other written policies that have previously been furnished to you, which breach, if curable, is not cured within thirty (30) days after written notice thereof is received by you; (v) your failure to comply with reasonable directives of the board of directors of the Company that are consistent with your job duties (which directives are not in conflict with applicable law), which failure, if curable, is not cured within thirty (30) days after written notice thereof is received by you; or (vi) your misappropriation of any material property, including but not limited to intellectual property, of the Company or any successor or parent or subsidiary thereof. The determination of whether a termination is for Cause shall be made by the by the compensation committee of the Company’s board of directors in its sole discretion.

“Good Reason” shall have the meaning ascribed to such term in any written agreement between you and the Company defining such term, and in the absence of such agreement, means the occurrence of any of the following events, conditions or actions taken by the Company without Cause and without your consent: (i) a material diminution in employee’s authority, duties or responsibilities; (ii) a material diminution in your base compensation, unless such a salary reduction is imposed across-the-board to all employees of the Company; (iii) a material change in the geographic location at which you must regularly perform your duties, except for reasonably required travel on the Company’s or any successor’s or affiliate’s business; provided that any relocation back to the Company office from remote work will not be considered a relocation of your principal place of employment with the Company for purposes of this definition; or (iv) any other action or inaction that constitutes a material breach by the Company or any successor or affiliate of its obligations to employee under any material agreement between you and the Company. You must provide written notice to the Company of the occurrence of any of the foregoing events or conditions within ninety (90) days of the initial occurrence of such event. The Company or any successor or affiliate shall have a period of thirty (30) days to cure such event or condition after receipt of written notice of such event from you. Any voluntary termination of your employment for “Good Reason” following such thirty (30) day cure period must occur no later than the date that is six (6) months following the initial occurrence of one of the foregoing events or conditions.

“Qualifying Termination” means your employment with the Company terminates as a result of either (i) a termination by the Company without Cause and other than as a result of your death or disability or (ii) your resignation for Good Reason.

III. IRS Code Section 409A

It is intended that all payments provided for under this Retention Agreement satisfy, to the greatest extent possible, an exemption from the application of Section 409A of the Internal Revenue Code of 1986, as amended and the regulations and other guidance thereunder or any state law of similar effect (“Section 409A”), including but not limited to the exemption provided under Treasury Regulations Section 1.409A-1(b)(4) and in all cases will be paid not later than March 15 of the year following the year in which your right to such amount became vested, and any ambiguities herein shall be interpreted accordingly. It is intended that each installment of any benefit payable under this Retention Agreement be regarded as a separate “payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i). To the extent that an exemption from Section 409A is not available, the payments provided under this Retention Agreement are intended to comply with the requirements of Section 409A to the extent necessary to avoid adverse personal tax consequences and any ambiguities herein shall be interpreted accordingly; if and to the extent necessary to avoid adverse tax consequences under Section 409A, any Retention Bonus payment provided in connection with your Qualifying Termination shall not be payable unless and until you have incurred a “separation from service” as such term is defined in Treasury Regulations Section 1.409A-1(h) and, if the period during which you may consider and sign the Release spans two (2) calendar years, such payment will not be made until the later calendar year.

IV. Miscellaneous

The Retention Agreement is intended to provide a financial incentive to you and does not confer any rights to continued employment upon you. Nothing in this Retention Agreement shall alter your at-will employment relationship. Your rights and obligations under this Retention Agreement will be governed by and interpreted, construed and enforced in accordance with the laws of California without regard to its or any other jurisdiction’s conflicts of laws principles. You and the Company hereby agree and consent to be subject to the exclusive jurisdiction and venue of the state and federal courts located in California, and hereby waive the right to assert the lack of personal or subject matter jurisdiction or improper venue in connection with any such suit, action or other proceeding.

Neither this Retention Agreement nor any of your rights and obligations under this Retention Agreement may be assigned, transferred or otherwise disposed of by you. The Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of Company’s business or that aspect of Company’s business in which you are principally involved.

This Retention Agreement is the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the Retention Bonus, and it supersedes and replaces any other agreements (whether written or unwritten) you may have with the Company concerning these matters; provided, however, that, for the avoidance of doubt, this Retention Agreement does not supersede any severance or change in control benefits you may be entitled to under your written employment agreement or other written agreement with the Company, and any payments or benefits you are eligible for under any Company plan. This Retention Agreement is entered into without reliance on any promise or representation (written or unwritten) other than those expressly contained herein. The terms of this Retention Agreement may not be modified or amended except in a written agreement signed by you and a duly authorized officer of the Company.

Sincerely,

Ambrx Biopharma Inc.

/s/ Feng Tian_____________

Feng Tian

Chief Executive Officer

ACKNOWLEDGMENT AND ACCEPTANCE

Accepted and Agreed:

/s/ Sonja Nelson___________ Date: March 8, 2022

Sonja Nelson